As filed with the Securities and Exchange Commission on June 10, 2003

Registration No. 33-70078

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENVIRONMENTAL POWER CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	[04-2782065]
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Cate Street, Fourth Floor Portsmouth, New Hampshire	03801
(Address of Principal Executive Offices)	(Zip Code)

1993 Director Option Plan

(Full Title of the Plan)

Joseph E. Cresci

Chief Executive Officer

Environmental Power Corporation

One Cate Street, 4th Floor

Portsmouth, New Hampshire 03801

(Name and Address of Agent For Service)

(603) 431-1780

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Scott E. Pueschel, Esq.

Pierce Atwood

One New Hampshire Avenue, Suite 350

Portsmouth, New Hampshire 03801

(603) 433-6300

EXPLANATORY NOTE

This post-effective amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the reorganization of Environmental Power Corporation, a Delaware corporation (“EPC”), as a holding company pursuant to Section 251(g) of the Delaware General Corporation Law (the “DGCL”). The holding company reorganization was effected pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) among EPC, EPC Holdings 1, Inc., a Delaware corporation (the “Registrant”) and EPC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Registrant (“Merger Sub”). The Merger Agreement provides for, among other things, the merger of Merger Sub with and into EPC, with EPC as the surviving corporation (the “Merger”). Pursuant to Section 251(g) of the DGCL, the approval of the Merger by the stockholders of EPC was not required. As a result of the Merger, which was consummated on June 2, 2003, (i) EPC became a direct wholly-owned subsidiary of the Registrant, (ii) each share of Common Stock, par value $.01 per share, of EPC issued and outstanding was converted into one share of Common Stock, par value $.01 per share, of the Registrant, (iii) the Registrant assumed EPC’s 1993 Director Option Plan and all awards granted thereunder, EPC’s 2002 Director Stock Option Plan and all awards granted thereunder, EPC’s 2001 Stock Incentive Plan and all awards granted thereunder, the Stock Option Agreement between EPC and Robert I. Weisberg dated as of May 2, 2001, the Stock Option Agreement between EPC and Robert I. Weisberg dated as of September 14, 2001, and all other outstanding warrants and options to acquire shares of EPC’s Common Stock, (iv) EPC was renamed “EPC Corporation” and (v) the Registrant was renamed “Environmental Power Corporation”.

In accordance with Rule 414 under the Securities Act, the Registrant, as the successor issuer to EPC, hereby expressly adopts this registration statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended. Subsequent to the holding company reorganization, the 1993 Director Option Plan will continue to cover non-employee directors of EPC as well as the Registrant. However, awards issued in accordance with the 1993 Director Option Plan shall be shares of stock, and options to purchase shares of stock, of the Registrant rather than shares of stock, and options to purchase shares of stock, of EPC. In addition, the sponsor of the 1993 Director Option Plan shall be the Registrant rather than EPC.

The applicable registration fees were paid at the time of the original filing of this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Portsmouth, New Hampshire on this 10 day of June, 2003.

ENVIRONMENTAL POWER CORPORTION

By:	/s/ JOSEPH E. CRESCI
Joseph E. Cresci Chairman and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Environmental Power Corporation, hereby severally constitute and appoint Joseph E. Cresci, Donald A. Livingston and R. Jeffrey Macartney, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the amendment to the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Environmental Power Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOSEPH E. CRESCI Joseph E. Cresci	Chairman and Chief Executive Officer	June 10, 2003

/s/ R. JEFFREY MACARTNEY R. Jeffrey Macartney	Chief Financial Officer	June 6, 2003

/s/ DONALD A. LIVINGSTON Donald A. Livingston	Director	June 6, 2003

/s/ PETER J. BLAMPIED Peter J. Blampied	Director	June 3, 2003

/s/ ROBERT I. WEISBERG Robert I. Weisberg	Director	June 3, 2003

/s/ THOMAS M. MATTHEWS Thomas M. Matthews	Director	June 4, 2003

/s/ JESSIE J. KNIGHT, JR. Jessie J. Knight, Jr.	Director	June 3, 2003

August Schumacher, Jr.	Director	June , 2003

INDEX TO EXHIBITS

Number	Description

4.1(1)	Restated Certificate of Incorporation of the Registrant

4.2(1)	Restated By-Laws of the Registrant

4.3(2)	1993 Director Option Plan

5	Opinion of Pierce Atwood, counsel to the Registrant

23.1	Consent of Pierce Atwood (included in Exhibit 5)

23.2	Consent of Deloitte & Touche LLP

24	Power of attorney (included on the signature pages of this registration statement)

(1)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Current Report on Form 8-K dated June 2, 2003 and incorporated herein by reference.

(2)	Previously filed.